Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form S-4 of our report dated April 18, 2024 (which includes an explanatory paragraph relating to ShoulderUp Technology Acquisition Corp.’s ability to continue as a going concern) relating to the financial statements of ShoulderUp Technology Acquisition Corp., which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 17, 2024